Exhibit 10.2

MASTER SERVICES AGREEMENT

BETWEEN

TELECOMMUNICATIONS SERVICES OF

TRINIDAD AND TOBAGO LIMITED

AND

BITMINE IMMERSION TECHNOLOGIES

FOR

COLOCATION SERVICES

REPUBLIC OF TRINIDAD AND TOBAGO

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made this 18th day of October 2021, between TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED, a company incorporated under the Companies Ordinance Chapter 31 No. 1 of the Laws of the Republic of Trinidad and Tobago and continued under the Companies Act Chapter 81:01 having its registered office situate at No. 1 Edward Street, Port of Spain in the Island of Trinidad (“TSTT”) of the One Part and BITMINE IMMERSION TECHNOLOGIES, INC., a company incorporated under the laws of the State of Delaware and having its registered office situate at 2030 Powers Ferry Road SE; Suite 212; Atlanta, GA 30339 (“Customer”) of the other part. TSTT and Customer may also be referred to individually as “Party” and collectively as “Parties” throughout this Agreement.

WHEREAS:

A.	TSTT is licensed by the Government of Trinidad and Tobago to provide telecommunications services in Trinidad and Tobago and for that purpose has several telephone exchanges located throughout the country.

B.	Customer is in the business of hosting computer equipment and requires access to certain TSTT locations in order to co-locate certain container units (“Premises”) which houses Customer owned infrastructure and equipment (“Customer Equipment”) necessary for its business operations.

C.	TSTT has agreed to provide the Customer with the capacity to co-locate up to 125 container 800 KW units at various locations together with certain related services for the Customer Equipment (“Services”).

D.	Customer has agreed to retain TSTT for the provision of the Services subject to the terms and conditions herein.

NOW THEREFORE, the Parties agree as follows:

1.	STATEMENTS OF WORK

1.1	The Agreement between the Parties consists of this Agreement and individual Statements of Work (each an “SOW”) that will be incorporated into this Agreement as though fully set forth herein. Any Service(s) (each a “Service” and collectively “Services”) to be provided under this Agreement will be specifically defined in a SOW. Each SOW will be in writing and will describe (a) the Services to be performed there under, (b) the schedule for performance and delivery, and (c) the amounts due for the Services and the applicable payment schedule. An SOW will not be binding, and neither Party will have any obligation thereunder, unless and until executed in writing by an authorized representative of each Party. Once executed, each SOW will become a part or this Agreement, and the Parties will perform their respective obligations there under subject to the terms and conditions set forth herein.

1.2	If any such changes are proposed regarding the Services to be provided, Customer will provide TSTT with a written estimate of the effect, if any, that the proposed changes may have on the fees, charges, performance time and/or delivery schedule for the Services. If the Parties agree upon the scope and description of the proposed changes, TSTT and Customer will execute an addendum detailing the agreed upon changes and specifically referencing this Agreement and the SOW that is being changed (the “Addendum”). Neither Party will be bound by any such changes unless and until the Addendum is executed by an authorized representative of each Party.

2.	TERM

The term of this Agreement shall be from 15th October,2021 for a period of 10 years until 14th October, 2031 (the “Term”). It may be renewed for additional periods upon agreement in writing between the parties. Notwithstanding the above, if any SOWs are in effect on the day this Agreement would otherwise expire, this Agreement remains in effect solely for the purpose of those signed SOW until their expiration or termination.

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3.	FEES

3.1	In consideration of provision of the Services, Customer agrees to pay TSTT the cost of the Services specified in each SOW.

3.2	Customer shall reimburse TSTT for all reasonable expenses incurred in connection with the performance of the Services provided that such expenses are agreed in writing in advance by Customer.

4.	INVOICING AND PAYMENT

4.1	TSTT shall invoice Customer for all fees specified in each SOW and unless otherwise set forth in a SOW, Customer shall pay TSTT in United States Currency within thirty (30) days of receipt of a valid invoice from TSTT in respect thereof.

4.2	If Customer disputes any amount of payment due to TSTT hereunder, Customer will notify TSTT in writing within ten (10) days of the date of such disputed invoice and set forth its reasons in reasonably complete detail. A dispute as to part of any invoice will not affect any part not contested, and Customer agrees to promptly pay any amount not in dispute in accordance with this clause 4. Any invoice or portion thereof not disputed within such ten (10) day period shall be deemed accepted and shall be paid by Customer in accordance with Clause 4.1.

5.	RESPONSIBILITY FOR TAXES

5.1	Customer shall be responsible for the payment of any withholding taxes payable to the Government of Trinidad and Tobago in respect of payment for the Services.

5.2	Any such withholding tax required to be paid shall be deducted by Customer at source from the Customer’s fees and Customer shall obtain and forward to the Customer a receipt of acknowledgement by the Board of Inland Revenue of Trinidad and Tobago indicating the amount of such withholding taxes paid.

5.3	In the event that withholding tax is not applicable but income tax is applicable, then Customer shall deduct income tax from the CUSTOMER’s fees and pay same to the Board of Inland Revenue of Trinidad and Tobago and shall provide the Customer with a receipt for such taxes paid.

6.	TSTT’S RIGHTS AND OBLIGATIONS

6.1	In the performance of the Services, TSTT shall:

(i)	Maintain close cooperation with Customer at all times in order to ensure that the most accurate interpretation of Customer’s requirements is achieved.

(ii)	Have an express duty to Customer to:
a)	advise and assist Customer with respect to all aspects of the Services and comply with the reasonable requests of Customer with respect to the performance thereof;
b)	bring any issues or concerns which it may have to Customer’s attention in a timely manner, so as to ensure that the issues are discussed and addressed at the earliest practicable time.

(iii)	Retain complete freedom to use its Premises, and its own equipment and to permit others to do so as it may decide but not so as to cause any damage to or interference with the Customer Equipment.

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(iv)	Reserve the right to refuse entry to the Premises or to any person who does not produce suitable documentary identification and authorisation to the TSTT representative at the Premises.

(v)	Provide security for container units at the Premises, inclusive of fencing and video surveillance.

(vi)	Make the relevant application for electricity connection to the Premises and undertake the infrastructural works necessary for installation of individual meters for each container unit in order to measure monthly electricity consumption used by the Customer Equipment. The Customer understands and agrees that the supply of power to each container unit shall be subject prior approval of the Trinidad and Tobago Electricity Commission (“T&TEC”) and TSTT shall not be liable for any decision by T&TEC to reject any application for electricity connection.

7.	CUSTOMER’S RESPONSIBILITIES

7.1	Without prejudice to any other obligations of Customer under this Agreement Customer shall perform its obligations under this Agreement without delay, so as to enable TSTT to perform its obligations under this Agreement without delay. Specifically, Customer shall:

(i)	provide TSTT with all specifications, documents, instructions, information and data necessary to enable TSTT to provide the Services.
(ii)	At its own cost, provide all equipment, hardware and software necessary to utilize the Services. For the avoidance of doubt, TSTT shall not be liable for any costs associated with Customer’s acquisition or provision of equipment, hardware and/or software to accommodate the Services.

(iii)	at its own cost procure and maintain appropriate wiring infrastructure to connect the Services.

(iv)	not do or permit anything to cause interference, nuisance, annoyance, inconvenience loss or damage to TSTT’s own equipment or facilities at the Premises. TSTT may require Customer to immediately switch off and remove the Customer Equipment if it interferes with any of the TSTT’s own equipment or facilities. Such action will not be construed as a waiver of the TSTT’s rights to claim for damages or any other remedy available to it in respect of same.

(v)	not make any alterations to the Premises or any unauthorised contact with the TSTT’s own equipment located on the Premises.

(vi)	make good any damage, loss or injury to the Premises or suffered by TSTT as a consequence thereof arising out of or in any way connected with the Customer’s use of the Premises.

(vii)	ensure that any person visiting the Premises at the Customer’s invitation or on the Customer’s business shall behave in a responsible manner, obey the safety and security regulations in place and comply with all reasonable requests of any TSTT representative

(viii)	keep such portion of the Premises being occupied by Customer (“Licensed Area”) in as good a state of repair and condition as at the commencement of this Agreement and permit TSTT and its agent with or without workmen and other at all times to enter such area upon reasonable notice to inspect same.
(ix)	observe and comply with all rules and regulations made by TSTT with regard to the Premises from time to time and procures its employees servants and/or agents to do likewise.
(x)	not use the Licensed Area for any purposes other than the designated use and ensure that the rights hereby granted are exercised in a way which does not interfere with or adversely affect the use and enjoyment of the Premises by TSTT or other authorized by TSTT
(xi)	not without the written consent of TSTT sub-licence or assign the benefit of the licence granted under this Agreement or any interest therein to any person or persons whomsoever.
(xii)	observe and comply with all TSTT’s safety and other regulations
(xiii)	manage, administer and control all operations conducted on the Premises in accordance with all applicable laws for the time being in force of the Republic of Trinidad and Tobago;

(xiv)	not to store, bring or keep upon the Premises or the Licensed Area any illegal articles or any toxic, hazardous, combustible, inflammable, explosive, dangerous, corrosive or offensive substance other than those required to efficiently operate the Customer Equipment.
(xv)	not to do, permit or omit to do anything that could cause any policies of insurance in respect of the Premises to become wholly or partly void or voidable or by which additional premiums may become payable.
(xvi)	Provide suitable documentary identification and authorisation to the TSTT representative at the designated security posting.

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8.	CONFIDENTIAL INFORMATION

8.1	“Confidential Information” means all business or technical information of either Party (including but not limited to information relating to either Party’s products, services, technology designs, costs, prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how) whether or not such information is designated by either Party as “confidential” or “proprietary”.

8.2	Each Party agrees that it will: (a) not disclose Confidential Information to any third party, or use the Confidential Information disclosed to it by the other Party except as contemplated by this Agreement; and (b) take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. Notwithstanding the foregoing, each Party may disclose Confidential Information to its employees, affiliates and/or contractors who have entered into a nondisclosure agreement, the terms of which are at least as restrictive as those contained herein, and each Party may disclose the Confidential Information to the extent their attorneys reasonably believe that it is necessary to make such disclosure to comply with a state or federal law, rule or regulation, and specifically their disclosure obligations under U.S. securities laws.

8.3	Confidential Information does not include information that:
(i)	is in or enters the public domain without breach of this Agreement;
(ii)	the receiving Party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation;
(iii)	the receiving Party knew prior to receiving such information from the disclosing Party;
(iv)	the receiving Party develops independently without use of the disclosing Party’s Confidential Information; or
(v)	is disclosed pursuant to any judicial or governmental order or request, but only to the extent so ordered, provided the recipient takes reasonable steps to give the disclosing Party sufficient notice to contest such order or request.

8.4	Upon either Party’s request or upon any termination or expiration of this Agreement, the other Party will promptly return to the requesting Party or destroy, at the requesting Party’s option, all Confidential Information in its possession in relation to this Agreement.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Each Party represents and warrants that; (a) it is a duly organized entity, validly existing and in good standing under applicable law and it has the power and authority to enter into and fully perform its obligations under this Agreement; (b) it has obtained and will maintain all necessary permits, consents, authorizations, approvals, registrations, waivers, releases, clearances or licenses of any third party for it to perform its obligations under this Agreement; and (c) it shall comply with all applicable laws, statutes, regulations, orders, directions, standards and notices issued by the competent authority which has jurisdiction over the parties or the subject matter of this Agreement.

9.2	Each Party represents and warrants that all information furnished to the other is true, accurate and complete and the Party is not aware of any material facts or circumstances not disclosed that might, if disclosed, adversely affect the decision of the other Party in considering whether or not to enter into this Agreement.

10.	INDEMNITY

10.1	Each Party agrees to indemnify the other Party and subsidiaries, affiliates, officers, directors and employees against any claim or demand, including any claim made by a third party, arising out of use of the Service and all costs relating thereto. Each Party agrees not to hold the other Party and its subsidiaries, affiliates, officers, directors and employees responsible for any direct or indirect damage resulting from the provision of the Service, in particular, but not limited to, the use or impossibility of use of the Service or any errors, omissions, defects, viruses, delay in transmission, interruption of service or loss of data.

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10.2	Each Party agrees to indemnify the other Party and its subsidiaries, affiliates, officers, directors and employees against any claim or demand, including any claim made by a third party, arising out of any act of either Party or any third party including but not limited to the negligence, misconduct or any allegation of negligence or misconduct by either Party or any third party in relation to either Party’s negligence or misconduct.

11.	LIMITATION OF LIABILITY

11.1	In no event will TSTT or any of its employees, agents, officers or directors be liable for any damages arising out of or in connection with this Agreement, or Customer’s use or performance of the Service except where such damages is due to TSTT’s negligence or willful misconduct.

11.2	Neither Party shall be liable to the other or to any third party in contract, tort (including negligence) or for breach of statutory duty or otherwise, for loss for any direct, indirect, special, exemplary, incidental, punitive or consequential damages, including but not limited to, lost profits or business revenue, lost business, loss of data, failure to realize expected savings, or other commercial or economic loss of any kind whatsoever, whether or not such damages are foreseeable or such party has been advised of the possibility of such damages.

11.3	The extent of either Party’s liability in contract, tort (including negligence) or for the breach of any statutory duty or otherwise arising by reason of or in connection with this Agreement or howsoever otherwise shall exceed the aggregate amounts payable by Customer to TSTT related to the Services giving rise to the claim.

12.	TERMINATION

12.1	Notwithstanding the provisions of Clause 2, this Agreement may be terminated by either party prior to the expiration of the then current term in accordance with Clauses 122, 12.3 and 12.4.

12.2	This Agreement may be terminated if either party shall give to the other at least one (1) months’ notice of termination in writing in either the third or 6th year of the Term

12.3	Subject to Clause 12.4, Customer and TSTT reserve the right to terminate the Agreement for any one of the following reasons:

(a)  if the other party fails to fulfill one of the material conditions or obligations incumbent under this Agreement;

(b) if either party shall make an assignment for the benefit of creditors, or become insolvent or bankrupt, or if an order of sequestration or liquidation is made against either party or if a receiver or similar shall be appointed to take charge of all or part of its property, or if either party tries to take advantage of any legislation relating to insolvency, bankruptcy or arrangement with creditors, the other party shall have the right to terminate this Agreement;

12.4	Except as specified in Clause 12.3(b) if any one of the termination events provided for under Clause 12.3(a) herein occurs, a written notice shall be sent to the defaulting party by the party not in default setting out the breach complained of and the said defaulting party shall have thirty (30) days following the date of such notice to rectify the breach. Failure to do so shall render this Agreement terminated automatically from the date the termination takes effect, that being the day after the expiry of the period for remedy of the breach (hereinafter referred to as the “Termination Date”) without prejudice to the rights and remedies of the non-defaulting party.

12.5	Upon termination of the Agreement, for any cause other than material breach of same, the Agreement shall be automatically terminated without obligation or liability of any nature of either party, except Customer’s obligation to pay to TSTT all Fees and expenses incurred as set out in Clause 3, up to the date of termination.

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13.	INSURANCE

13.1	Customer shall insure and keep insured the Customer Equipment in the full replacement value thereof from loss or damage by fire, earthquake lightening, explosion, hurricane, storm, tempest and flood, bursting and/or overflowing of water-tanks or pipes, impact, riot and civil commotion, malicious damage, damage by aircraft and articles dropped there from and against such other risks as the TSTT may from time to time think fit;

13.2	Customer shall, during the Term to take out and keep in full force and effect public liability and property damage insurance including personal injury liability, with respect to the Licensed Area and the Customer’s use of the Premises, coverage to include the activities and operations conducted by the Customer in the Licensed Area and those for whom it is in law responsible in any other part of the Premises. The Customer shall effect and maintain all insurance with reputable insurers.

14.	AUTHORISED REPRESENTATIVES

14.1	TSTT’s authorised representative for the purpose of this Agreement shall be Anton Romany its Senior Manager, Enterprise Sales or such other officer that TSTT may advise Customer in writing.

14.2	Customer’s authorised representative for the purpose of this Agreement shall be Erik Nelson its Chief Executive Officer or such other officer that Customer may advise TSTT in writing.

15.	NOTICES

15.1	All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given and received on the date of delivery (by personal messenger, registered mail, e-mail or facsimile) and addressed as follows:

In the case of the TSTT:

Telecommunications Services of

Trinidad and Tobago Limited

1 Edward Street

Port of Spain, Trinidad

Attention: Anton Romany, Senior Manager – Sales and Services

Email: asromany@tstt.co.tt

Telephone: 627-4663

In the case of Customer:

BITMINE IMMERSION Technologies

2030 Powers Ferry Road SE;

Suite 212;

Atlanta, GA 30339

Attention: Erik Nelson, Chief Executive Officer

Telephone: 404-816-8240

e-mail: enelson@bitminetech.io

15.2	Either Party may change the above listed address or contact number by giving written notice to the other Party.

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16.	DISPUTE RESOLUTION

16.1	If any question or dispute arises at any time between the Parties out of or relating to any aspect of this Agreement, the Parties must use their best efforts to resolve their differences within seven (7) days of such dispute or disagreement have arisen.

16.2	If after the specified period the dispute remains unresolved, the dispute must be referred to a mutually agreed upon mediator who must be accredited by the Mediation Board of Trinidad and Tobago.

16.3	If the Parties are unable to resolve any question or dispute in the manner described in Clauses 16.1 and 16.2 above the dispute must be referred to the determination of a single arbitrator in case the Parties can agree upon one or otherwise to two arbitrators, one to be appointed by each Party and such arbitration shall be in accordance with the provisions of the Arbitration Act Chapter 5:01 of the Laws of the Republic of Trinidad and Tobago or any statutory modification or re-enactment thereof for the time being in force. The Parties agree that the decision of the arbitrator(s) shall be final and binding.

16.4	All costs associated with Clause 16.3 above must be shared equally between the Parties.

16.5	If the Parties are unable to resolve their dispute by the process outlined above, either Party may refer the matter to the Courts.

16.6	Nothing in this clause will prevent either Party from initiating legal proceedings or applying for or obtaining emergency interlocutory relief.

17.	FORCE MAJEURE

Neither party shall be liable to the other for any loss, damage, cost or expense which may be suffered by the other party as result of any delay or failure in the performance of its obligations under this Agreement to the extent that such delay or failure is due to causes of Force Majeure, which shall mean causes proved to be beyond such party’s control and without the party’s fault or negligence, including without limitation any Act of God, natural disasters fire, flood, explosions, earthquakes; epidemics or quarantine restrictions; any act of Governments, civil or military authorities; war, insurrection or riots; strikes, labour disputes, lock-outs, or embargoes, provided that in all such cases such party exercises due diligence in promptly notifying the other party hereto in writing of any known or anticipated delay and recommences the performance of its obligations under this Agreement immediately on cessation of such delay.

18.	ASSIGNMENT

18.1	This Agreement shall not be assignable by either party except:
(i)	with the prior written consent of the other;
(ii)	to any present or future corporation, association, partnership or individual controlling, controlled by, or in common control with the assigning party; or
(iii)	to any successor to the interest of the entire business of such party by merger, consolidation, purchase, assignment or operation of law.

19.	ENTIRE AGREEMENT AND VARIATION

The parties agree that this Agreement, is the complete and exclusive agreement between the parties and supersedes all other communication, whether oral or written, between the parties relating to the subject matter of this Agreement. This Agreement may only be varied as between the parties if such variation is in writing and signed by the duly authorised representatives of both parties.

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20.	SEVERABILITY

Should any provision or condition of this agreement be held invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions and conditions shall not be affected thereby.

21.	INDEPENDENCE OF THE PARTIES

TSTT shall provide the Services as an independent contractor. There is no relationship, direct or indirect, of joint venture, partnership or agency between the parties. Any and all personnel provided by TSTT shall be and shall remain the responsibility of TSTT.

22.	ORDER OF PRECEDENCE

Should the terms of this Agreement conflict with the terms of any attachments hereto, including without limitation any SOW, the terms of this Agreement will prevail. For purposes of clarity the terms of any SOW or other attachment that are inconsistent with the terms of this Agreement will be considered to be in conflict with this Agreement unless such SOW or other attachment makes specific reference to the provision(s) of this Agreement (by Clause number) that are modified or amended by such SOW or other attachment.

23.	WAIVER

No failure to act with respect to a breach will waive any right of a Party to act with respect to such breach or any subsequent or similar breaches, or any of its rights under this Agreement.

24.	GOVERNING LAW

The validity, construction and performance of this Agreement and the legal relations among the parties to this Agreement shall be governed by and construed in accordance with the laws of Trinidad and Tobago and the courts of Trinidad and Tobago shall have exclusive jurisdiction.

25.	COUNTERPARTS

This Agreement may be executed in counterparts with the same effect as if both parties signed the same document. The counterparts shall be construed together and shall constitute one and the same original Agreement. A signature on this Agreement by one party communicated to the other by electronic transmission, such as PDF, e-mail or facsimile, will constitute execution of this Agreement.

Signature Page To Follow

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AGREED by the Parties through their authorised signatories.

Signed for and on behalf of	)
TELECOMMUNICATIONS SERVICES OF	)
TRINIDAD AND TOBAGO LIMITED	)
By: Gayle Allick Solomon	)
Its: Chief Legal Counsel and	)
Corporate Secretary	)
In the presence of	)

Signed for and on behalf of	)
BITMINE IMMERSION TECHNOLOGIES	)
By:Erik Nelson	)
Its:	)
In the presence of:	)

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